SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is dated as of May 2, 2011, and is by and among Fortune Health Management Limited, a British Virgin Islands corporation (“Fortune”), the undersigned shareholders of Fortune (the “Fortune Shareholders”) and Lunar Growth Corporation, a Cayman Islands corporation (the “Company”).  Fortune is a party to this Agreement solely to make representations and warranties as set forth herein.

RECITALS

WHEREAS, the Fortune Shareholders own, collectively, 100% of the issued and outstanding equity of Fortune (the “Fortune Shares”), and the Fortune Shareholders desire to exchange their respective portions of the Fortune Shares for Company Shares (as hereinafter defined) pursuant to the terms and conditions of this Agreement;

WHEREAS, the Company is a company with no or nominal assets and operations whose ordinary shares, par value $0.000128 (“Ordinary Shares”) are registered under Section 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Company’s acquisition of the Fortune Shares in exchange for the issuance of the Company Shares (as hereinafter defined) upon the terms and conditions hereinafter set forth in this Agreement (the “Exchange”);

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  THE EXCHANGE

1.01       Exchange.  Upon the terms and subject to the conditions of this Agreement, the Fortune Shareholders shall sell, convey, assign, transfer to the Company the Fortune Shares, and as consideration therefore, the Company will issue to the Fortune Shareholders, and their designees, 155,202,600 Ordinary Shares (the “Company Shares”), which shall collectively equal 96% of the issued and outstanding Ordinary Shares of the Company upon their issuance. The issuance of the Company Shares shall take place in two tranches.  At the time of the Closing (defined below), the Company shall issue 19,400,325 of the Company Shares to the Fortune Shareholders and their designees in the amounts set forth on the Exhibit A, annexed hereto. As soon as practicable after the Company amends its Articles of Association to increase its authorized Ordinary Shares in accordance with the laws of the Cayman Islands, the Company shall issue the second tranche of 135,802,275 Company Shares to the Fortune Shareholders and their designees, in the amounts set forth on the Exhibit A, annexed hereto.  As a result of the Exchange, Fortune will become a wholly owned subsidiary of the Company.

1.02.      Closing.  Subject to the satisfaction or wavier of all of the conditions set forth in Sections 6.01 and 6.02, the Closing of the Exchange (the “Closing”) shall take place on or before May 2, 2011 at the corporate offices of the Company or at such other date and/or such other place as the parties may designate.  Such date is referred to herein as the “Closing Date.”

1.03.      Deliveries.  At the Closing, the following shall occur:

1.03(a).  The Company shall issue 19,400,325 of the Company Shares to the Fortune Shareholders and their designees and deliver to the Fortune Shareholders a copy of the Company’s Register of Members evidencing the share ownership set forth in Exhibit A.

1.03(b).  The Company shall deliver or cause to be delivered to the Fortune Shareholders, or their designees, the following: (i) a copy of resolutions duly adopted by the Board of Directors of the Company authorizing and approving the Exchange and the execution, delivery and performance of this Agreement; (ii) a certificate of good standing for the Company obtained from the Registrar of Companies in the Cayman Islands; (iii) written resignations of all officers and directors of the Company in office immediately prior to the Closing, provided, however, that the resignation of Joseph Rozelle as director shall be effective on the tenth day following the filing by the Company of an Information Statement on Schedule 14F-1 with the Securities and Exchange Commission, (iv) shareholder and/or board resolutions appointing certain individuals to the positions with the Company as specified by the Fortune Shareholders on Schedule I annexed hereto, provided, however, that the election of Feng Wu, Linglin Zhou, Jincheng Liu and Maozhong Chen as directors of the Company shall be effective on the tenth day following the filing by the Company of an Information Statement on Schedule 14F-1 with the Securities and Exchange Commission; (v) all corporate records, agreements, seals and any other information reasonably requested by Fortune’s representatives with respect to the Company; and (vi) such other documents as Fortune and/or the Fortune Shareholders may reasonably request in connection with the transactions contemplated hereby.

1.03(c).  Fortune and/or the Fortune Shareholders shall deliver or cause to be delivered to the Company the following: (i) executed instruments of transfer evidencing the transfer of the Fortune Shares to the Company, (ii) an updated register of members of Fortune showing the Fortune Shares  registered in the name of the Company; and (iii) such other documents as the Company may reasonably request in connection with the transactions contemplated hereby.

II.	REPRESENTATIONS AND WARRANTIES OF FORTUNE

Fortune represents and warrants to the Company as follows as of the date of this Agreement and as of the Closing:

2.01.      Organization; Corporate Matters.

2.01(a).  Fortune is a company duly organized with limited liability, validly existing and in good standing under the laws of the British Virgin Islands.  Fortune has the corporate power and authority to carry on its business as presently conducted; and is licensed or qualified to do business in all jurisdictions in which the character of its properties or nature of its business requires it to be so licensed or qualified, other than such jurisdictions where the failure to be so qualified would not have a material adverse effect on its financial condition, results of operations or business.

2.01(b).  The copies of the corporate documents of Fortune, which have been made available to the Company prior to the Closing, are complete and correct copies as amended and in effect on the date hereof.

2.01(c).  The books and records of Fortune, all of which have been made available to the Company prior to the Closing, are complete and correct in all material respects.

2.02.      Capitalization.

2.02(a).  The authorized shares of Fortune consists of ordinary shares, par value $1.00 per share that are 100% owned by the Fortune Shareholders.  All of the issued and outstanding shares of Fortune are duly authorized, validly issued, fully paid and nonassessable.

2.02(b).  There are no pre-emptive or other rights, options, warrants, subscription rights, conversion rights, share appreciation rights, redemption rights, or other agreements, arrangements or commitments to issue or sell any authorized but unissued shares of Fortune.

2.03.      Authority.  Fortune has full power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Fortune and no other corporate proceedings on the part Fortune are necessary to authorize this Agreement and the transactions contemplated hereby in accordance with the terms hereof.  This Agreement has been duly and validly executed and delivered by Fortune and constitutes a valid and binding agreement enforceable in accordance with its terms.

2.04.      Subsidiaries and Investments.  Fortune owns all of the equity interest of Wuhan Kangfu Consulting and Management Corporation (the “WFOE”), a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China.    Fortune does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in this Section 2.04.

2.05.      Financial Statements.  The financial statements of Fortune and its subsidiary operations (the “Fortune Financial Statements”), which have been made available to the Company prior to the Closing, fairly and accurately present the financial position and results of operations, on a consistent basis, as of the dates thereof and for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have material adverse effect on Fortune, its subsidiary and the PRC VIE (as defined below), its collective business, financial condition or results of operations).

2.06       Absence of Material Changes.  Since December 31, 2010, there has not been any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Fortune, its subsidiary or the PRC VIE, except changes in the ordinary course of business, which, individually and in the aggregate, have not been materially adverse.

2.07.      Litigation.  To the best knowledge of Fortune, (a) neither Fortune nor its subsidiary nor the PRC VIE is subject to any judgment, order, decree or stipulation of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, and (b) there is no litigation, proceeding or investigation pending or threatened against Fortune, its subsidiary or the PRC VIE affecting any of their respective properties or assets, or against any officer, director or shareholder of Fortune, its subsidiary or the PRC VIE, that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Fortune or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.08.      Disclosure.  To the best knowledge of Fortune, neither this Agreement, the Fortune Financial Statements nor any other agreement, document, or certificate furnished to the Company by or on behalf of Fortune in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not false or misleading.

2.09.      PRC Matters.  (i) Fortune conducts substantially all of its operations and generates substantially all of its revenue through Wuhan Kangfu Consulting and Management Corporation (the “WFOE”) and Chongqing Jiafu Health Industry Co., Ltd. (the “PRC VIE”, collectively with the WFOE, the “PRC Entities”).  Each of the PRC Entities has been duly established, is validly existing as a company in good standing under the laws of the PRC, has the corporate power and authority to own, lease and operate its property and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing is not reasonably likely to result in a Material Adverse Effect.  Except as otherwise disclosed to the Company, each of the PRC Entities has applied for and obtained all requisite business licenses, clearances and permits required under PRC laws and regulations as necessary for the conduct of its businesses, and all such licenses, clearances and permits are in full force and effect, and each of the PRC Entities has complied in all material respects with all PRC laws and regulations, in each case except where the failure to hold, or comply with, any of them is not reasonably likely to result in a Material Adverse Effect. The registered capital of the PRC VIE has been fully paid up in accordance with the schedule of payment stipulated in its articles of association, approval document, certificate of approval and legal person business license (hereinafter referred to as the “Establishment Documents”) and in compliance with PRC laws and regulations, and there is no outstanding capital contribution commitment for the PRC VIE.  The respective Establishment Documents of the PRC Entities have been duly approved in accordance with the laws of the PRC and are valid and enforceable.  The business scope specified in the Establishment Documents of the PRC Entities complies with the requirements of all relevant PRC laws and regulations.  The outstanding equity interests of the PRC VIE are owned by Jiafu Guo, Feng Wu and Xiangju Mu in the amounts set forth on Schedule B.

(ii) No consents, approvals, authorizations, orders, registrations, clearances, certificates, franchises, licenses, permits or qualifications of or with any PRC governmental agency are required for Fortune’s or its subsidiary’s contractual arrangements and agreements (i) with the PRC VIE and their registered equity holders and (ii) between the PRC VIE and the owners of any spas operated by the PRC VIE (the “VIE Structure”) or the execution, delivery and performance of such contractual arrangements and agreements (the “VIE Structuring Documents”).  None of the VIE Structuring Documents has been revoked and, to Fortune’s knowledge, no such revocation is pending or threatened.  Each of the VIE Structuring Documents has been entered into prior to the date thereof in compliance with all applicable laws and regulations and constitutes a valid and legally binding agreement, enforceable in accordance with its terms.  Except as otherwise disclosed to the Company, the VIE Structure complies, and after the consummation of the Exchange, will comply, with all applicable laws, regulations, rules, orders, decrees, guidelines, notices or other legislation of the PRC; the VIE Structure has not been challenged by any PRC governmental agency and there are no legal, arbitration, governmental or other proceedings (including, without limitation, governmental investigations or inquiries) pending before or, to Fortune’s knowledge, threatened or contemplated by any PRC governmental agency in respect of the VIE Structure; and Fortune reasonably believes that after the consummation of the Exchange, the VIE Structure will not be challenged by any PRC governmental agency.

(iii) Fortune possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the PRC VIE.

(iv) Fortune has advised all of its direct or indirect shareholders and option holders who are PRC residents of their obligations to comply with any applicable rules and regulations of the PRC State Administration of Foreign Exchange.  Fortune has advised each of its shareholders, option holders, directors, officers and employees that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen of their obligations to comply with any applicable rules and regulations of the relevant PRC government agencies, including but not limited to the PRC Ministry of Commerce, the PRC National Development and Reform Commission and the PRC State Administration of Foreign Exchange, relating to overseas investment by PRC residents and citizens.

(v) Fortune is aware of, and has been advised as to, the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated on August 8, 2006, as revised on June 22, 2009, by the PRC Ministry of Commerce, the PRC State Assets Supervision and Administration Commission, the PRC State Administration of Taxation, the PRC State Administration of Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the PRC State Administration of Foreign Exchange of the PRC (the “M&A Rules”), in particular the relevant provisions thereof that purport to require offshore special purpose vehicles, as defined in the M&A rules, controlled directly or indirectly by PRC-incorporated companies or PRC residents and established for the purpose of obtaining a stock exchange listing outside of the PRC to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of the PRC.

2.10      Absence of Material Changes.  Since December 31, 2010, there has not been, out of the ordinary course of business:

(a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of Fortune;

(b)  Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of Fortune;

(c)  Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Fortune or any redemption, purchase or other acquisition of any such shares;

(d)  Any subjection to any lien on any of the assets, tangible or intangible, of Fortune;

(e)  Any incurrence of indebtedness or liability or assumption of obligations by Fortune;

(f)  Any waiver or release by Fortune of any right of any material value;

(g)  Any compensation or benefits paid to officers or directors of Fortune;

(h)  Any change made or authorized in the Memorandum and Articles of Association of Fortune;

(i)  Any undisclosed loan to, or other transaction with, any officer, director or shareholder of Fortune giving rise to any claim or right of Fortune against any such person or of such person against Fortune; or

(j)  Any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Fortune, which have occurred.

2.11       Absence of Undisclosed Liabilities. Since December 31, 2010, except as previously disclosed to the Company (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect (as defined herein); (B) Fortune has not incurred any material liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees, which were not incurred in the ordinary course of its business; (C) Fortune has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any of its share capital, or issued any equity securities other than with respect to transactions contemplated hereby; (D) Fortune has not made any material loan, advance or capital contribution to or investment in any person or entity; (E) Fortune has not suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (F) except for the Exchange, Fortune has not entered into any other transaction other than in the ordinary course of business.

2.12       Internal Controls. Fortune maintains a system of internal accounting controls sufficient, in the judgment of Fortune, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the Fortune Financial Statements in conformity with U.S. GAAP (as defined herein) and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

2.13       Duly Authorized. The transfer of the Fortune Shares has been duly authorized and, upon notation in Fortune’s Register of Members in accordance with the terms of this Agreement, the Fortune Shares will be validly issued in compliance with all applicable British Virgin Islands securities and corporate laws, fully paid, and nonassessable, will have the rights, preferences and privileges specified, will be free of preemptive rights, and will be free and clear of all liens and restrictions, other than any applicable securities laws and the regulations and rules promulgated thereunder.

2.14       Tax Returns, Payments and Elections. Fortune has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and Fortune has timely paid all Taxes due. Fortune has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against Fortune for any period, nor of any basis for any such assessment, adjustment or contingency. Except as disclosed to the Company, Fortune has withheld or collected all Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any British Virgin Islands (if used with respect to Fortune), Cayman Islands (if used with respect to the Company) or foreign governmental authority or regulatory body responsible for the imposition of any such Tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor or any other person, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

2.15       Legal Compliance.  Except as previously disclosed to the Company, Fortune holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

2.16       Title To Assets.  Except as previously disclosed to the Company, Fortune has good and marketable title to all of its assets and properties now carried on its books, including those reflected in the Fortune Financial Statements, previously delivered to the Company, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in such financial statements or on any Exhibits attached hereto.  Fortune does not own any real property.

III.  REPRESENTATIONS AND WARRANTIES OF THE FORTUNE SHAREHOLDERS

Each of the Fortune Shareholders, severally and not jointly, hereby represents and warrants to the Company as follows as of the date of this Agreement and as of the Closing:

3.01.      Ownership of the Fortune Shares. The Fortune Shareholders own, legally, beneficially and of record, good and marketable title to the Fortune Shares, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders' agreements. At the Closing, the Fortune Shareholders will transfer to the Company good and marketable title to the Fortune Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders' agreements or restrictions.

3.02.      Authority.  This Agreement has been duly and validly executed and delivered by the Fortune Shareholders and constitutes a valid and binding agreement, enforceable against the Fortune Shareholders in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.03.      Restricted Securities.  The Fortune Shareholders acknowledges that the Company Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, that the Company Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Company Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, such Fortune Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.04.      Accredited Investor.  Each Fortune Shareholder is a “non-US Person” as that term is defined in Regulation S promulgated under the Securities Act.  Each Fortune Shareholder is able to bear the economic risk of acquiring the Company Shares pursuant to the terms of this Agreement, including a complete loss of such Fortune Shareholder’s investment in the Company Shares.  Each Fortune Shareholder is acquiring the Company Shares for his, her or its own account, and not with a view toward resale or distribution thereof.

3.05.      Legend.  Such Fortune Shareholder acknowledges that the certificate(s) representing shall each prominently set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrant to Fortune as follows, as of the date of this Agreement and as of the Closing:

4.01.      Organization; Corporate Matters.

4.01(a).  The Company is a corporation duly organized as an exempted company, validly existing and in good standing under the laws of the Cayman Islands.  The Company has the corporate power and authority to carry on its business as presently conducted; and is licensed or qualified to do business in all jurisdictions in which the character of its properties or nature of its business requires it to be so licensed or qualified, other than such jurisdictions where the failure to be so qualified would not have a material adverse effect on its financial condition, results of operations or business.  “Material Adverse Effect” means, when used with respect to the Company or Fortune, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of the Company or Fortune (as the case may be), or materially impair the ability of the Company or Fortune (as the case may be) to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

4.01(b).  The copies of the Memorandum and Articles of Association of the Company, which have been made available to Fortune prior to the Closing, are complete and correct copies as amended and in effect on the date hereof.  The Company is not in default under or in violation of any provision of its Memorandum and Articles of Association in any material respect.

4.01(c).  The books and records of the Company, all of which have been made available to the Company prior to the Closing, are complete and correct in all material respects.  The records of meetings of the shareholders and Board of Directors of the Company are complete and correct in all material respects. The share registers of the Company and the shareholder lists of the Company that the Company has previously furnished to Fortune are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares in the Company's share capital and any other outstanding securities issued by the Company.

4.01(d).  The Company is not in any default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.02.     Capitalization.

4.02(a).  The authorized share capital of the Company consists of 39,062,500 Ordinary Shares, of which 6,466,775 shares are issued and outstanding and 781,250 preferred shares, par value $.000128 per share, of which no shares are issued and outstanding.

4.02(b).  All of the issued and outstanding Ordinary Shares of the Company immediately prior the Exchange are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder.  As of the date of this Agreement, there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of the Company’s share capital, nor are there or will there be any outstanding or authorized share appreciation, phantom shares, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to the Company or any Ordinary Shares, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of the Company’s share capital, and no registration or anti-dilution rights, no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company. The Company is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares in the capital of the Company. The issuance of all of the shares of the Company described in this Section 4.02 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no Company shareholder has any right to rescind or bring any other claim against the Company for failure to comply with the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

4.03.      Authority.  The Company has full power and authority to enter into this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) to which the Company is a party and to perform its obligations hereunder and each of the Transaction Documents to which the Company is a party. The execution and delivery of this Agreement and each of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company, and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. The Company does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Exchange Act  resulting from the issuance of the Company Shares.

4.04.      Subsidiaries and Investments.  The Company does not own any share capital or have any interest in any corporation, partnership or other form of business organization.

4.05.      No Undisclosed Liabilities; No Liabilities at Closing.  The Company does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) except (a) liabilities that are reflected and reserved against on the most recent Company Financial Statements (as hereinafter defined) that have not been paid or discharged since the date thereof and (b) liabilities incurred since the date of the most recent Company Financial Statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.  All issued and outstanding convertible notes (all of which have been disclosed in the most recent Company Financial Statements) will be converted into equity at the same time as the Closing and the Company shall have no debts or other liabilities or obligations (whether absolute, accrued, contingent or otherwise) following the Closing.

4.06.      Litigation.   There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, that may affect the validity of this Agreement or the Transaction Documents or the right of the Company to enter into this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or any of its affiliates. Neither the Company nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by the Company or any of its affiliates relating to the Company currently pending or which the Company or any of its affiliates intends to initiate.

4.07.      Title To Assets.  The Company has good and marketable title to all of its assets and properties now carried on its books, including those reflected in the balance sheet contained in the most recent Company Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the most recent Company Financial Statements or on any Exhibits attached hereto.  The Company does not own or lease any real property.

4.08.      Contracts and Undertakings.  The Company has no operations and is not subject to any contracts and undertakings, including any agreements, leases, commitment or licenses.

4.09.      Financial Statements; SEC Filings.

4.09(a) The Company’s financial statements (the “Company Financial Statements”) contained in its periodic reports filed with the Securities and Exchange Commission (the “SEC”) have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Company Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Company Financial Statements, the Company has no material liabilities (contingent or otherwise). The Company is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. the Company maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

4.09(b). The Company has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act ( the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of the Company in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect.

4.10.      Consents and Approvals; No Conflict.  Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Memorandum and Articles of Association of the Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company is a party or by which they any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to the Company.

4.11.      Absence of Material Changes.  Since December 31, 2010, there has not been:

(a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of the Company;

(b)  Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of the Company;

(c)  Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of the Company or any redemption, purchase or other acquisition of any such shares;

(d)  Any subjection to any lien on any of the assets, tangible or intangible, of the Company;

(e)  Any incurrence of indebtedness or liability or assumption of obligations by the Company;

(f)  Any waiver or release by the Company of any right of any material value;

(g)  Any compensation or benefits paid to officers or directors of the Company;

(h)  Any change made or authorized in the Memorandum and Articles of Association of the Company;

(i)  Any undisclosed loan to, or other transaction with, any officer, director or shareholder of the Company giving rise to any claim or right of the Company against any such person or of such person against the Company; or

(j)  Any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of the Company.

4.12.      Legal Compliance,

4.12(a).  The Ordinary Shares of the Company are registered under Section 12(g) of the Exchange Act.  The Company has filed all reports and other material required to be filed by it with the SEC pursuant to Section 15(d) of the Exchange Act.

4.12(b).  The currently outstanding Ordinary Shares (i) were issued pursuant to valid exemptions from registration under the Securities Act pursuant to Regulation D or Regulation S promulgated thereunder and (ii) are duly authorized, validly issued, fully paid and nonassessable.

4.12(c).  To the best knowledge of the Company, after due investigation, no claim has been filed against the Company alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.  The Company holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

4.13.      Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, minutes of the board of directors and financial and other records of whatsoever kind of the Company have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of the Company. The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

4.14.      Employee Benefit Plans. The Company does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

4.15.      Tax Returns, Payments and Elections. The Company has filed all Tax Returns required pursuant to applicable law to be filed with any Tax Authority. All such Tax Returns are accurate, complete and correct in all material respects, and the Company has timely paid all Taxes due and adequate provisions have been and are reflected in the Company’s Financial Statements for all current taxes and other charges to which the Company is subject and which are not currently due and payable. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency. The Company has withheld or collected all Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority.

4.16       No Debt Obligations. Upon the Closing Date, the Company will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. The Company is not a guarantor of any indebtedness of any other person, entity or corporation.

4.17.      Finder Fees. There are no broker’s, finder’s or other related fees payable by the Company to any person or entity in connection with the transactions contemplated by this Agreement.

4.18       No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by the Company to arise, between the Company and any accountants and/or lawyers formerly or presently engaged by the Company. the Company is current with respect to fees owed to its accountants and lawyers.

4.19       Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of the Company in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

4.20       Absence of Undisclosed Liabilities. Since the date of the filing of its quarterly report on Form 10-Q for the quarter ended December 31, 2010 except as specifically disclosed in the Public Reports (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) the Company has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees; (C) the Company has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any of its share capital, or issued any equity securities other than with respect to transactions contemplated hereby; (D) the Company has not made any loan, advance or capital contribution to or investment in any person or entity; (E) the Company has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) the Company has not suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Exchange, the Company has not entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

4.21       Duly Authorized. The issuance of the Company Shares has been duly authorized and, upon delivery to Fortune Shareholders, of a copy of the Company’s Register of Members evidencing the share ownership set forth in Exhibit A in accordance with the terms of this Agreement, the Company Shares will be validly issued in compliance with all applicable U.S. federal and state securities and corporate laws, fully paid, and nonassessable, will have the rights, preferences and privileges specified, will be free of preemptive rights, and will be free and clear of all liens and restrictions, other than restrictions on transfer imposed by this Agreement and any applicable securities laws and the regulations and rules promulgated thereunder.

4.22       No Integrated Offering. The Company does not have any registration statement pending before the Commission or currently under the Commission’s review and the Company has not offered or sold any of its equity securities or debt securities convertible into Common Shares which has not been disclosed in its Public Reports.

4.23       Employees.

a. The Company has no paid employees.

b. Other than David Richardson and Joseph Rozelle, the Company does not have any officers or directors. No director or officer of the Company is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of his duties as a director or officer of the Company or (b) the ability of the Company to conduct its business.

4.24       Interested Party Transactions. Other than disclosed in the Company’s filings, no officer, director or principal shareholder of the Company or any affiliate or “associate” (as such term is defined in Rule 405 as promulgated by the SEC under the Securities Act) of any such person, has or has had, either directly or indirectly, (1) an interest in any person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Company any goods or services; or (2) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

4.25       Intellectual Property. The Company does not own, use or license any Intellectual Property in its activities as presently conducted. For purposes of this Agreement, “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

4.26       No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company has not provided to Fortune, or the Fortune Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

4.27       Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Company in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

4.28       Compliance with Laws.  The Company has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

4.29       No Repurchase Requirements. There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

V.  COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR TO CLOSING

5.01       Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, the Company shall (a) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (b) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Fortune.  Without the prior written consent of Fortune, except as required or specifically contemplated hereby, the Company shall not undertake or fail to undertake any action if such action or failure would render any of the Company’s representations and warranties untrue in any material respect as of the Closing.

VI.  CONDITIONS TO CLOSING

6.01.      Conditions to Obligations of Fortune and Fortune Shareholders.  The obligations of Fortune and the Fortune Shareholders under this Agreement shall be subject to each of the following conditions:

6.01(a).  The Company shall have delivered or caused to be delivered the items listed in Sections 1.03(a) and 1.03(b).

6.01(b).  The representations and warranties of the Company contained herein shall be true in all material respects at the Closing with the same effect as though made at such time, except for those representations and warranties made as of a particular date which shall be true and correct as of such date.  Subject to Section 6.01(g), the Company shall have performed in all material respects all of its obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

6.01(c).  As of the Closing Date, the Company shall be current in the filing of all of its SEC Documents.

6.01(d).  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

6.01(e).  All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of, filings with and notices to any governmental body, court, agency, official or authority and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

6.01(f).   There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have a material adverse effect on the Company.

6.02.      Conditions to Obligations of the Company.  The obligations of the Company under this Agreement shall be subject to the following conditions:

6.02(a).  Fortune and/or the Fortune Shareholders shall have delivered or caused to be delivered the items listed in Section 1.03(c).

6.02(b).  The representations and warranties of Fortune and the Fortune Shareholders contained herein shall be true in all material respects at the Closing with the same effect as though made at such time, except for those representations and warranties made as of a particular date which shall be true and correct as of such date.  Fortune and the Fortune Shareholders shall have performed in all material respects all of its, his or her respective obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it, him or her at or prior to the Closing.

6.02(c).  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

6.02(d).  All statutory requirements for the valid consummation by Fortune of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of, filings with and notices to any governmental body, court, agency, official or authority and other persons required to be obtained in order to permit consummation by Fortune of the transactions contemplated by this Agreement shall have been obtained.

6.02(e).  There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have a material adverse effect on Fortune.

VII.	TERMINATION

7.01.      Termination.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)  by mutual consent of Fortune and the Company;

(b)  by either Fortune or the Company if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

7.02.      Effect of Termination. In the event of proper termination of this Agreement by either Fortune or the Company as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

7.03.      Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and shall remain in full force and effect after the Closing Date.

VIII.	MISCELLANEOUS

8.01       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth below:

If to the Company:	Lunar Growth Corporation

c/o Nautilus Global Partners
700 Gemini, Suite 100
Houston, TX 77056
Attention: Joseph Rozelle
Telephone:
Fax:

with a copy to:
________________________
Attention: ________________
Telephone: _______________
Fax:  ____________________

If to Fortune:	Fortune Health Management Limited
Room 2416, Fuxing International Merchant Plaza
186# Xinhua Rd.
Wuhan
People’s Republic of China 43022

with a copy to:	Loeb & Loeb
345 Park Avenue
New York, New York  10154
Attention: Mitchell Nussbaum
Telephone:  (212) 407-5199
Fax:  (212) 504-3013

If to the Fortune Shareholders:

c/o Fortune Health Management Limited
Room 2416, Fuxing International Merchant Plaza
186# Xinhua Rd., Wuhan
People’s Republic of China 43022Global

with a copy to Loeb & Loeb at the address above.

8.02.      Further Assurances.  From time to time, at the other party’s request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

8.03.      Parties in Interest; No Third Party Beneficiaries.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.  This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

8.04.      Entire Agreement; Amendments.  This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

8.05.      Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.  References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

8.06.      Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

8.07.      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.08.      Governing Law; Venue.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the New York without regard to its conflict of laws doctrines.  Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in the City and County of New York, NY, U.S.A and each party hereby waives any right to object to the convenience of such venue.

8.09       Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

8.10       Separate Counsel.  Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

8.11       Waiver.  No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

8.12       Assignability.  This Agreement (together with all other documents and instruments referred to herein) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

8.13       Expenses.  At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

8.14       Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, neither Fortune nor the Company shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

8.15       Survival

All representations, warranties, covenants, and obligations in this Agreement shall expire thirty-six (36) months following the date this Agreement is executed (the “Survival Period”).  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

FORTUNE SHAREHOLDERS

LUNAR GROWTH CORPORATION
SOLID WISE LIMITED
/s/ Joseph Rozelle
/s/ Iwamatsu Reien	By: Joseph Rozelle
By: Iwamatsu Reien	Title: President
Title: Director
Address:
Percentage interest in Fortune: 20%
FORTUNE HEALTH MANAGEMENT
GOAL FORTUNE LIMITED	LIMITED

/s/ Goal Fortune Limited	/s/ Fortune Health Management Limited
By: Tie Wang	By: Feng Wu
Title: Director	Title: Director
Address:
Percentage interest in Fortune: 5%

WELL AFFLUENT LIMITED
/s/ Well Affluent Limited
By: Tie Wang
Title: Director
Address:
Percentage interest in Fortune: 50%

THRIVING RICHES LIMITED

/s/Thriving Riches Limited
By: Tie Wang
Title: Director
Address:
Percentage interest in Fortune: 25%

SCHEDULE I

Post-Closing Officers and Directors of the Company

Feng Wu	Chief Executive Officer
Jincheng Lu	Chief Operating Officer
Zhiyi He	Chief Financial Officer

Jiafu Guo	Director and Chairman of the Board of Directors
Feng Wu	Director and Vice Chairman of the Board of Directors
Linglin Zhou	Director
Maozheng Chen	Director
Jincheng Liu	Director

Exhibit A

Holder	Company Shares issued in Tranche One at Closing	Company Shares issued in Tranche Two after Amendment of Articles of Association
Well Affluent Limited	8,285,554	57,998,889
Thriving Riches Limited	4,647,995	32,535,962
Goal Fortune Limited	929,599	6,507,192
Solid Wise Limited	3,718,396	26,028,769
Tie Wang	1,010,434	7,073,035
Iwamatsu Reien	808,347	5,658,428

Total	19,400,325	135,802,275

Exhibit B

Jaifu Guo – 60%
Feng Wu - 20%
Xiangju Mu – 20%